                                                                    EXHIBIT 10.1


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                         CANDLEWOOD HOTEL COMPANY, INC.









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                          SECURITIES PURCHASE AGREEMENT


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                            Dated as of June 30, 1998










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

                                TABLE OF CONTENTS
                             (Not Part of Agreement)



ARTICLE I.     DEFINITIONS.............................................   1


ARTICLE II.    ISSUE, PURCHASE AND SALE OF THE SECURITIES..............   2


ARTICLE III.   CONDITIONS OF CLOSING...................................   7


ARTICLE IV.    CERTAIN COVENANTS.......................................  12


ARTICLE V.     REPRESENTATIONS, COVENANTS AND WARRANTIES...............  15


ARTICLE VI.    REPRESENTATIONS OF THE PURCHASERS.......................  25


ARTICLE VII.   RESTRICTIONS ON TRANSFER................................  26


ARTICLE VIII.  INDEMNIFICATION.........................................  27


ARTICLE IX.    MISCELLANEOUS...........................................  30

                          SECURITIES PURCHASE AGREEMENT

               THIS SECURITIES PURCHASE AGREEMENT, dated as of June 30, 1998 (as the same may be amended or modified from time to time, this "Agreement"), between CANDLEWOOD HOTEL COMPANY, INC., a Delaware corporation (the "Company"), and the Purchasers listed on Schedule I (each, a "Purchaser" and collectively, the "Purchasers").


                              W I T N E S S E T H :

               WHEREAS, the Company desires to issue (i) 42,000 shares of its Series B Cumulative Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock") and (ii) warrants (the "Warrants") exercisable to purchase initially 336,000 shares of Common Stock (as defined herein) at an initial exercise price of $12.00 per share; and

               WHEREAS, the Company desires to sell the Preferred Stock and the Warrants to the Purchasers, and the Purchasers desire, severally, to purchase the Preferred Stock and the Warrants from the Company, on the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

               For the purposes of this Agreement, the following terms shall have the following respective meanings:

               "Affiliate" shall mean, with respect to any Person, any person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

               "Certificate of Designation" shall mean the Certificate of Designation in the form set forth in Exhibit A with respect to the Preferred Stock of the Company.

               "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as amended.

               "Closing" shall have the meaning set forth in paragraph 2.B.

               "Closing Date" shall mean July 10, 1998.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Commission" shall mean the Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act or the Exchange Act.

               "Common Stock" shall mean and include the Company's currently authorized common stock, $.01 par value per share, as constituted on the date hereof (but without regard to the amount thereof authorized).

               "Company IP" shall have the meaning set forth in paragraph 5.I.

               "Company Personnel" shall have the meaning set forth in paragraph 5.O.

               "Conversion Price" shall have the meaning set forth in the Certificate of Designation.

               "Employee Plans" shall have the meaning set forth in paragraph
5.O.

               "Environmental Law" shall have the meaning set forth in paragraph 5.P.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "First Purchased Securities" shall have the meaning set forth in paragraph 2.B.

               "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "Hazardous Substances" shall have the meaning set forth in paragraph 5.P.

               "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property, except any such usual or normal reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases or other title exceptions or encumbrances affecting real property, including encumbrances for taxes not yet due and payable, that are not materially disruptive to the use of such property in the ordinary course of business. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has





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

acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

               "Liquidation Amount" shall have the meaning set forth in the Certificate of Designation.

               "Litigation" shall have the meaning set forth in paragraph
3.A(k).

               "Market Price" shall have the meaning set forth in the Certificate of Designation; provided that with respect to paragraph 4.E, the Market Price shall be calculated without reference to the last sentence of the definition as set forth in the Certificate of Designation.

               "NASDAQ Letter" shall mean the letter from NASDAQ clarifying that the approval of the stockholders of the Company is not required in connection with the issuance of Preferred Stock and Warrants pursuant to this Agreement.

               "Officers Certificate" shall mean a certificate of the Company signed by the President, Chief Executive Officer or Chief Financial Officer.

               "Person" shall mean and include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

               "Preferred Stock" shall have the meaning set forth in the first WHEREAS clause.

               "Purchaser(s)" shall have the meaning set forth in the preamble.

               "Purchase Price" shall have the meaning set forth in paragraph
2.B.

               "Purchased Securities" means, collectively, the First Purchased Securities and the Second Purchased Securities.

               "Purchased Shares" shall have the meaning set forth in paragraph 2.B.

               "Purchased Warrants" shall have the meaning set forth in paragraph 2.B.

               "Registration Rights Agreement" shall mean the Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C, with such changes therein as to which the Purchasers may agree, among the Company, the Purchasers and the other parties thereto.

               "Release" shall have the meaning set forth in paragraph 5.P.

               "Restricted Action" shall have the meaning set forth in paragraph 7.A.





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

               "Restricted Securities" shall mean at any time (i) the Common Stock previously issued or, unless the context otherwise requires, issuable upon conversion of the Preferred Stock or exercise of the Warrants, (ii) any Common Stock issued subsequent to the conversion of any of the Preferred Stock or exercise of the Warrants as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock issued upon such conversion or exercise, and (iii) any Common Stock otherwise issued with respect to the Preferred Stock or Warrants; provided, however, that immediately after and throughout the period during which the restrictions on the transferability of such Common Stock shall have ceased and terminated in accordance with Article VII hereof, the same shall cease to be Restricted Securities. Where the context so requires, "holders of Restricted Securities" shall include holders of shares of Preferred Stock convertible into Restricted Securities and holders of Warrants exercisable for Restricted Securities.

               "Second Closing Date" shall mean the date two Business Days following the date on which any applicable waiting periods under the HSR Act in connection with the purchase of the Preferred Stock and the Warrants or any other transaction contemplated hereby shall have expired or been terminated.

               "Second Purchase Price" shall have the meaning set forth in paragraph 2.B.

               "Second Purchased Securities" shall have the meaning set forth in paragraph 2.B.

               "Second Purchased Shares" shall have the meaning set forth in paragraph 2.B.

               "Second Purchased Warrants" shall have the meaning set forth in paragraph 2.B.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same may be in effect at the time.

               "Series A Certificate of Designation" shall mean the Certificate of Designation filed with the Secretary of State of the State of Delaware with respect to the Series A Preferred Stock.

               "Series A Preferred Stock" shall mean the Series A Cumulative Convertible Preferred Stock, $.01 par value per share, of the Company.

               "Series B Share Equivalents" shall mean, with respect to the Preferred Stock and Warrants purchased by each Purchaser hereunder, the number of shares of Common Stock which are issuable upon the conversion of such Preferred Stock or exercise of such Warrants.

               "Share Equivalents" of any Restricted Securities, Preferred Stock or Warrants shall mean the number of shares of Common Stock included among such Restricted Securities or that are issuable upon conversion of the Preferred Stock or upon exercise of the Warrants.





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

               "Significant Subsidiary" shall mean a Subsidiary which holds assets with a value in excess of $10,000 or maintains employees.

               "Stated Value" of the Preferred Stock shall be $1,000.00 per share.

               "Stockholders Agreement" shall mean the Amended and Restated Stockholders Agreement, substantially in the form of Exhibit B, with such changes therein as to which the Purchasers may agree, among the Company, Doubletree Corporation, the Warren D. Fix Family Partnership, Jack P. DeBoer, the Purchasers and the other parties thereto.

               "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

               "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and, in the case of the Company and each of its Subsidiaries, Taxes for which the Company or any Subsidiary thereof may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation Section 1.1502-6 or any similar provision of state or local law).

               "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined, unitary, group or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

               "Warrants" shall have the meaning set forth in the first WHEREAS clause.


                                   ARTICLE II.

                   ISSUE, PURCHASE AND SALE OF THE SECURITIES

               2.A Authorization of Issue of Securities. The Company has authorized the issue of (i) 42,000 shares of its Preferred Stock, having the powers, designations, preferences and relative rights and the qualifications, limitations and restrictions set forth in the form of the Certificate of Designation attached as Exhibit A hereto and (ii) the Warrants, which Warrants will be in the form of the Warrants attached as Exhibit D hereto.

               2.B Purchase and Sale of Preferred Stock and Warrants. Subject to the terms and conditions herein set forth, (I) the Company hereby agrees to sell to each Purchaser, and each Purchaser agrees that it will purchase from the Company, at the Closing (as defined herein), for an aggregate purchase price to be paid by such Purchaser to the Company as set forth opposite such Purchaser's name in the column entitled "Purchase Price" on Schedule I (the "Purchase Price"): (i) the number of shares of Preferred Stock set forth opposite such Purchaser's name in the column entitled "Shares of Preferred Stock Purchased on the Closing Date" on Schedule I (the "Purchased Shares") and (ii) the number of Warrants set forth opposite such Purchaser's name in the column entitled "Warrants Purchased on the Closing Date" on Schedule I (the "Purchased Warrants" and, together with the Purchased Shares, the "First Purchased Securities"), and
(II) the Company hereby agrees to sell to each Purchaser listed on Schedule II in the column entitled "Purchaser", and each such Purchaser agrees that it will purchase from the Company, at the Second Closing (as defined herein), for an aggregate purchase price to be paid by such Purchaser to the Company as set forth opposite such Purchaser's name in the column entitled "Purchase Price" on
Schedule II (the "Second Purchase Price"): (i) the number of shares of Preferred Stock set forth opposite such Purchaser's name in the column entitled "Shares of Preferred Stock Purchased on the Second Closing Date" on Schedule II (the "Second Purchased Shares") and (ii) the number of Warrants set forth opposite such Purchaser's name in the column entitled "Warrants Purchased on the Second Closing Date" on Schedule II (the "Second Purchased Warrants" and, together with the Second Purchased Shares, the "Second Purchased Securities"). The issuance and purchase of (i) the First Purchased Securities shall take place at the first closing (the "Closing") on the Closing Date, or at such other time and on such other date as the Purchasers and the Company may agree, and (ii) the Second Purchased Securities shall take place at the second closing (the "Second Closing") on the Second Closing Date, or at such other time and on such other date as the Company and the Purchasers purchasing any Second Purchased Securities may agree, and on each such date the Company will deliver to the Purchasers at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, or at such other location as the Purchasers and the Company may agree, one or more stock certificates and warrants certificates, as each Purchaser may request, registered in such Purchaser's name or otherwise as such Purchaser may direct, evidencing such securities to be purchased by the Purchasers, against payment of the purchase price thereof by wire transfer of immediately available funds to or upon the order of the Company. The Purchasers obligations under this Agreement (including, without limitation, this paragraph 2.B) shall be several and not joint.

               2.C Fees.

                   (a) The Company hereby agrees that it will pay to each Purchaser, at the Closing, a facility fee equal to one percent (1%) of the Purchase Price paid by such Purchaser at the Closing pursuant to Section 2.B hereof, payable in cash by wire transfer of immediately available funds to an account designated by each Purchaser in a notice delivered to the Company not later than one (1) Business Day prior to the Closing Date. At the option of each Purchaser by notice to the Company at least one Business Day prior to the Closing Date, such facility fee shall be paid by the Company to each Purchaser that delivers such notice by deducting such amount from payment of such Purchaser's respective Purchase Price.





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

                   (b) The Company hereby agrees that it will pay to each Purchaser purchasing any Second Purchased Securities, at the Second Closing, a facility fee equal to one percent (1%) of the Purchase Price paid by such Purchaser at the Second Closing pursuant to Section 2.B hereof, payable in cash by wire transfer of immediately available funds to an account designated by each such Purchaser in a notice delivered to the Company not later than one (1) Business Day prior to the Second Closing Date. At the option of each such Purchaser by notice to the Company at least one Business Day prior to the Second Closing Date, such facility fee shall be paid by the Company to each Purchaser that delivers such notice by deducting such amount from payment of such Purchaser's respective Second Purchase Price.


                                  ARTICLE III.

                              CONDITIONS OF CLOSING

               3.A Purchaser Closing Conditions for Closing Date. Each Purchaser's obligation to purchase and pay for the First Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

                   (a) Opinion of Company's Counsel. On the Closing Date the Purchasers shall have received from Latham & Watkins, who are acting as special counsel to the Company in connection with this transaction, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

                   (b) Opinion of Purchaser's Counsel. On the Closing Date the Purchasers shall have received from Paul, Weiss, Rifkind, Wharton & Garrison, who are acting as special counsel to the Purchasers in connection with this transaction, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

                   (c) Opinion of Delaware Counsel. On the Closing Date the Purchasers shall have received from Richards, Layton & Finger, who are acting as special counsel to the Company in connection with this transaction, an opinion, dated the Closing Date, with respect to the enforceability of the Stockholders Agreement and the Registration Rights Agreement, in form and substance reasonably satisfactory to the Purchasers.

                   (d) Stockholders Agreement. The Stockholders Agreement shall have been entered into by the parties thereto.

                   (e) Registration Rights Agreement. The Registration Rights Agreement shall have been entered into by the parties thereto.

                   (f) By-laws; Board Designees. The By-laws of the Company shall have been amended to increase the size of the Board of Directors of the Company from ten (10) to twelve (12) members.

                   (g) Expenses. On the Closing Date, the Company shall have paid (i) the reasonable out-of-pocket expenses of Purchasers incurred in connection with this





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Agreement and (ii) the reasonable fees and expenses of Paul, Weiss, Rifkind,
Wharton & Garrison as special counsel to the Purchasers incurred in connection with this Agreement.

                   (h) Certificate of Designation. The Certificate of Designation relating to the terms and conditions of the Preferred Stock shall have been approved by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

                   (i) Purchase of Securities. The Purchasers severally shall have purchased the First Purchased Securities in the amounts set forth opposite their names on Schedule I under the columns "Shares of Preferred Stock Purchased on the Closing Date" and "Warrants Purchased on the Closing Date."

                   (j) Issuance of Capital Stock. Neither the Company nor any Subsidiary shall have issued any shares of capital stock or securities exercisable for or convertible into shares of capital stock, or granted any additional stock appreciation rights or altered the terms of any stock appreciation rights existing on the date hereof, in either case subsequent to the date hereof and prior to the Closing Date.

                   (k) No Litigation; No Order. No action, suit or proceeding shall be pending or, to the knowledge of the Company, threatened, which seeks to restrain or prevent, or seeks changes in connection with, or seeks to require a vote of shareholders in connection with, the consummation of the transactions contemplated by this Agreement and no order (including, without limitation, a temporary restraining order), decree, writ, judgment or injunction shall be in effect which restrains, enjoins or prevents the consummation of the transactions contemplated by this Agreement (collectively, "Litigation"), and the Company has delivered an Officer's Certificate dated the Closing Date to such effect.

                   (l) NASDAQ Letter. Prior to the Closing Date, (i) the Company shall have delivered to each Purchaser a copy of the NASDAQ Letter and copies of all items listed in such letter which have been delivered to the NASDAQ, which letter shall be in form and substance reasonably acceptable to the Purchasers and (ii) each of the Purchasers shall have received evidence of the satisfaction of the conditions, if any, contained in the NASDAQ Letter.

                   (m) Proceedings. On or prior to the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                   (n) Representations and Warranties True. The representations and warranties of the Company contained in Article V hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.





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

                   (o) Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

                   (p) Officer's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the President or a Vice-President of the Company, certifying that the conditions set forth in paragraphs (n) and (o) hereof have been satisfied on and as of such date.

                   (q) Secretary's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, attaching a good standing certificate from the Delaware Secretary of State with respect to the Company and certifying the authenticity of attached copies of (i) the Restated Certificate of Incorporation and By-laws of the Company and resolutions of the Board of Directors of the Company and (ii) evidence of the approval of at least 66_% of the holders of Series A Preferred Stock of (x) this Agreement and the transactions contemplated hereby, (y) the Certificate of Amendment to the Series A Certificate of Designation attached as Exhibit F hereto and (z) the increase in the size of the Board of Directors of the Company to twelve (12) members.

                   (r) Purchase Permitted by Applicable Laws; Legal Investment. The acquisition of and payment for the Preferred Stock and the Warrants and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject the Purchasers to any penalty or, in their reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation, and (c) shall be permitted by the laws and regulations of the jurisdictions to which each are subject.

                   (s) Consents and Approvals. All consents, waivers, approvals, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement (including, without limitation, the issuance of the Preferred Stock and the Warrants contemplated hereunder), the Preferred Stock, the Warrants, the Registration Rights Agreement or any other document executed in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof. The holders of the Series A Preferred Stock shall have approved of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Preferred Stock and the Warrants, and the Company shall have received, to the extent required, the waiver of the provisions of paragraph 4.D of the Series A Cumulative Convertible Preferred Stock Purchase Agreement, dated as of August 27, 1997, among the Company and the other parties thereto with respect to the issuance of the Preferred Stock and the Warrants.





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

                   (t) No Material Adverse Change. Since March 31, 1998, there shall have been no material adverse change, nor shall any such change be threatened, in the assets, business, properties, operations or financial or other condition of the Company and its Significant Subsidiaries taken as a whole.

                   (u) Due Diligence. The Purchasers shall have completed their due diligence review of the assets, business, properties, operations and financial and other condition of the Company and shall be reasonably satisfied with the results of such review.

                   (v) Market Conditions. At any time after the date hereof and prior to the Closing Date, (a) trading in securities generally on the Nasdaq National Stock Market or any other U.S. securities exchange shall not have been suspended or limited, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally or by order of the Commission or any court or other Governmental Authority, (b) a general banking moratorium shall not have been declared by either federal or New York State authorities and (c) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

                   (w) HSR. Any applicable waiting periods under the HSR Act in connection with purchase of the Preferred Stock and the Warrants in connection with the Closing or any other transaction contemplated hereby shall have expired or been terminated.

                   (x) Facilities Fee. The Company shall have paid to the Purchasers the fees provided for in paragraph 2.C hereof or, upon notice from a Purchaser under such paragraph, such amount shall have been subtracted from the purchase price to be paid by such Purchaser on the Closing Date.

                   (y) Series A Preferred Stock Approval. At least 66_% of the holders of Series A Preferred Stock shall have approved of (i) this Agreement and the transactions contemplated hereby, (ii) the Certificate of Amendment to the Series A Certificate of Designation attached as Exhibit F hereto and (iii) the increase in the size of the Board of Directors of the Company to twelve (12) members.

                   (z) Certificate of Amendment. The Certificate of Amendment to the Series A Certificate of Designation attached as Exhibit F hereto shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

               3.B Company Closing Conditions for Closing Date. The Company's obligation to sell the First Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

                   (a) Receipt of Purchase Price. The Company shall have received payment of the purchase price with respect to the First Purchased Securities purchased hereunder.





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

                   (b) Certificate of Designation. The Certificate of Designation relating to the terms and conditions of the Preferred Stock shall have been approved by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

                   (c) Representations and Warranties. The representations and warranties contained in Article VI hereof shall be true and correct.

                   (d) HSR. Any applicable waiting periods under the HSR Act in connection with purchase of the First Purchased Securities or any other transaction contemplated hereby shall have expired or been terminated.

                   (e) The Purchasers shall have collectively purchased hereunder Preferred Stock and Warrants having an aggregate purchase price of not less than thirty eight million dollars ($38,000,000).

               3.C Purchaser Closing Conditions for Second Closing Date. Each Purchaser's obligation to purchase and pay for the Second Purchased Securities on the Second Closing Date is subject to the satisfaction, on or before the Second Closing Date, of the following conditions:

                   (a) HSR. Any applicable waiting periods under the HSR Act in connection with purchase of the Second Purchased Securities or any other transaction contemplated hereby shall have expired or been terminated.

                   (b) Facilities Fee. The Company shall have paid to the Purchasers the fees provided for in paragraph 2.C hereof or, upon notice from a Purchaser under such paragraph, such amount shall have been subtracted from the purchase price to be paid by such Purchaser on the Second Closing Date.

                   (c) Closing. The purchase and sale of the First Purchased Securities on the Closing Date shall have occurred.

                   (d) Expenses. On the Second Closing Date, the Company shall have paid (without duplication of any amounts previously paid) (i) the reasonable out-of-pocket expenses of Purchasers incurred in connection with this Agreement and (ii) the reasonable fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison as special counsel to the Purchasers incurred in connection with this Agreement.

               3.D Company Closing Conditions for Second Closing Date. The Company's obligation to sell the Second Purchased Securities on the Second Closing Date is subject to the satisfaction, on or before the Second Closing Date, of the following conditions:

                   (a) Receipt of Purchase Price. The Company shall have received payment of the purchase price with respect to the Second Purchased Securities purchased hereunder.

                   (b) HSR. Any applicable waiting periods under the HSR Act in connection with purchase of the Second Purchased Securities or any other transaction contemplated hereby shall have expired or been terminated.


                                   ARTICLE IV.

                                CERTAIN COVENANTS

               4.A Financial Statements and Other Reports. After the Closing Date, the Company agrees to send the following reports to each holder of Preferred Stock and to each holder of at least 20% of the Series B Share Equivalents (except with respect to any Purchaser that sends written notice to the Company indicating that it does not wish to receive any such reports): (a) so long as the Company is subject to the requirements of, or otherwise making filings pursuant to, Section 13 or 15(d) of the Exchange Act, within three (3) days after the filing with the Commission, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any proxy statements and any Current Reports on Form 8-K; (b) within one (1) day after release, copies of all press releases issued by the Company or any of its Subsidiaries; (c) promptly upon receipt thereof, copies of reports, if any, submitted to the Company by independent accountants in connection with each annual or interim audit of the books of the Company made by such accountants; (d) promptly upon transmission thereof to the Board of Directors, copies of any material information prepared in addition to that described in paragraph 4A(a) or (b); (e) if requested in writing by such Purchaser, within 30 days of the month to which such report relates, monthly financial forecasts for each hotel owned or operated by the Company; (f) such additional financial and other information as any Purchaser may from time to time reasonably request, promptly after such request; (g) to all holders of Preferred Stock or at least 20% of the Series B Share Equivalents of record on the books of the Company's transfer agent, all information sent to holders of the Common Stock; and (h) if the Company is not subject to the requirements of, or otherwise making filings pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to each Purchaser until such Purchaser transfers, assigns or sells all of its Preferred Stock or no longer holds at least 20% of the Series B Share Equivalents: (1) as soon as practicable and in any event within 45 days after the end of each fiscal quarter, the following information: consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal period and for the period from the beginning of the then current fiscal year to the end of such fiscal period and a comparison of each such item to the then current budget, and a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal period, setting forth in each case in comparative form consolidated figures for the corresponding periods in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved, certified as to fair presentation by the principal financial officer of the Company and accompanied by a written discussion of operations in summary form; and (2) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, the following information: consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year and to the then current budget, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved, and accompanied by an opinion of Ernst & Young LLP, or another firm among the six largest independent public accountants of recognized national standing selected by the Company, or another firm of independent public accountants of national standing mutually agreeable to the Company and Purchasers holding a majority of the Share Equivalents, to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur and as are noted therein) and present fairly the financial condition of the Company and its Subsidiaries and, unless independent public accountants are not generally making statements substantially to the following effect, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted accounting standards and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and accompanied by a written discussion of operations in summary form with respect to such fiscal year; provided, that any reports referenced in
(d), (e) and (f) above shall be provided only to the original Purchasers who are institutions and who have entered into a confidentiality agreement with the Company with respect to such reports, which agreement shall include such reasonable terms as the Company and the Purchaser shall agree; and provided, further, that the Company shall be obligated to provide the reports referenced in (d), (e) and (f) above only to one Purchaser for each group of Purchasers constituting Affiliates and any such right to receive such materials shall not be transferable.

               Each Purchaser is hereby authorized to deliver a copy of any financial statement delivered to it pursuant to this paragraph 4A (other than reports referenced in (d), (e) and (f) above) to any regulatory body having jurisdiction over it which requests such information and the National Association of Insurance Commissioners. Each Purchaser is further authorized to request information from and to have access to, the Company's independent public accountants, and the Company will request such accountants to make available to any Purchaser such information as such Purchaser may reasonably request.

               4.B Inspection of Property. So long as any Purchaser shall hold any Preferred Stock or at least 20% of the Series B Share Equivalents, the Company will permit any Person designated in writing by any Purchaser to visit and inspect any of the properties of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries, all upon reasonable notice, at such reasonable times (subject to the bona fide schedule constraints of the relevant officers) and as often as such Purchaser may reasonably request.

               4.C Corporate Existence, Licenses and Permits: Maintenance of Properties. So long as the Purchasers shall hold in excess of 20% of the Preferred Stock purchased pursuant hereto or at least of 20% of the Series B Share Equivalents, the Company will at all times use commercially reasonable efforts to do or cause to be done all things necessary to maintain, preserve and renew its existence as a corporation organized under the laws of a state of the United States of America, preserve and keep in force and effect, and cause each of its

Subsidiaries to apply for on a timely basis, all licenses and permits necessary and material to the conduct of the business of the Company and its consolidated Subsidiaries, taken as a whole, and to maintain and keep, and cause each of its Subsidiaries to maintain and keep, its and their respective properties in good repair, working order and condition (except for normal wear and tear), and from time to time to make all needful and proper repairs, renewals and replacements, including, without limitation, all trade name and trademark registration renewals, in each case so that any business material to the Company carried on in connection therewith may be properly and advantageously conducted.

               4.D Transactions with Affiliates. So long as the Purchasers shall hold in excess of 20% of the Preferred Stock purchased pursuant hereto or at least of 20% of the Series B Share Equivalents, the Company shall not directly or indirectly enter into any transaction including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate, except for transactions including any investments, loans or advances by or to any Affiliates conducted in good faith, on terms no less favorable to the Company than those that could be obtained in a comparable arms-length transaction with a third-party (each an "Affiliated Transaction"). In no event shall the Company (i) enter into an Affiliated Transaction valued in excess of $200,000.00 or (ii) enter into an Affiliated Transaction which, when added to the transaction value of all other Affiliated Transactions, exceeds $500,000, without the approval of the Board of Directors, including a majority of the disinterested Directors. Notwithstanding the foregoing, any transactions approved by the Board of Directors prior to the Closing Date and listed on
Exhibit IV-D shall be deemed to be arms-length transactions for purposes hereof; provided that any modifications or amendments to any such transactions shall be required to comply with the first two sentences of this paragraph 4.D.

               4.E Options. The Company shall not issue any options, rights or warrants to purchase Common Stock at a price less than 95% of the Market Price as of the date of the issuance of such options, rights or warrants.

               4.F Litigation. The Company covenants to use best efforts to vigorously contest any Litigation and each Purchaser, severally, covenants to use best efforts to cooperate with the Company in the Company's contest of any such Litigation, provided, that such cooperation by each Purchaser shall not require it to be in violation of any applicable law or regulation or require it to retain counsel or to pay fees of any counsel associated with such Litigation to bear any material expense, nor to agree to any settlement.

               4.G Securities Exchange. The Company shall use its best efforts to maintain its listing with the NASDAQ or other national securities exchange, including the AMEX, so long as it is subject to Section 13 or 15(d) of the Exchange Act.

               4.H HSR Act Filing. Each Purchaser shall, if required pursuant to the HSR Act in connection with the purchase of any Second Purchased Securities or any other transaction contemplated hereby, use its best efforts to prepare and file notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the HSR Act. The Company shall use its best efforts to prepare and file, and cooperate with each Purchaser so that it may prepare and file, notification and report forms in compliance with the HSR Act, and shall otherwise comply with the HSR Act, in connection with the purchase of the Second Purchased Securities or any other transaction contemplated hereby. The Company shall bear all of its own expenses and all out-of-pocket expenses (including reasonable attorney's fees, filing fees payable to any governmental authority, charges and expenses) of the Purchasers in connection with any such preparation and filing in compliance with the HSR Act.

               4.I NASDAQ Letter. If the Nasdaq Letter has not been obtained by the Company prior to the Closing, the Company shall use its commercially reasonable best efforts to obtain, promptly after the Closing Date, the Nasdaq Letter, which letter shall be in form and substance reasonably acceptable to the Purchasers.


                                   ARTICLE V.

                    REPRESENTATIONS, COVENANTS AND WARRANTIES

               The Company represents, covenants and warrants as follows:

               5.A Organization, Standing and Qualification of Company and Subsidiaries; Corporate Authority. (a) The Company and each Significant Subsidiary, if any, is a corporation or limited liability company duly organized and existing in good standing under the laws of the jurisdiction of its organization, and has the corporate or limited liability company power to own its respective property and to carry on its respective business as now being conducted, is duly qualified and in good standing as a foreign corporation or limited liability company to do business in every jurisdiction where the character of the properties owned or leased by it or the nature of any business transacted by it makes such qualification necessary except where such nonqualification or lack of good standing would not have a material adverse effect on the business of the Company and its Significant Subsidiaries taken as a whole. On the date hereof the Company has only those Subsidiaries listed on
Exhibit V-A. The Company has delivered to the Purchasers true, complete and correct copies of the Certificate of Incorporation and its By-laws, as amended and in full force and effect on the date hereof.

                   (b) The execution and delivery by the Company of this Agreement, Certificate of Designation, Warrants and the Registration Rights Agreement and the performance by the Company of all transactions and obligations contemplated hereby and thereby are within its corporate authority. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and each other agreement contemplated by the terms hereof, and the issuance of the Preferred Stock and the Warrants have been duly authorized by all necessary corporate proceedings on the part of the Company. Each of this Agreement, Certificate of Designation, Warrants and the Registration Rights Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally or by equitable principles relating to enforceability. The Preferred Stock and the Warrants will, on or prior to the Closing Date, be duly authorized and, when issued, will be fully paid and nonassessable and subject to no preemptive rights. The shares of Common Stock issuable upon the conversion of the Preferred Stock will, on or prior to the Closing Date, be duly authorized and reserved for issuance, will be subject to no preemptive rights and, when issued upon such conversion, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon the exercise of the Warrants will, on or prior to the Closing Date, be duly authorized and reserved for issuance, will be subject to no preemptive rights and, when issued upon such exercise, will be validly issued, fully paid and nonassessable.

               5.B Financial Statements. The Company has furnished the Purchasers with balance sheets of the Company as at December 31, 1997 and the related statements of income, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1997, all certified by Ernst & Young LLP, including in each case the related schedules and notes, and an unaudited balance sheet of the Company as at March 31, 1998 and statements of income, stockholders' equity and cash flows of the Company for the period ended on such date, prepared by the Company and certified by its principal financial officer.

               All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent set forth in the notes to such financial statements and except for the absence of footnotes to the interim financial statements and except that the interim financial statements are subject to adjustment made in the course of an audit that would not in the aggregate be material, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of the Company required to be shown thereon in accordance with generally accepted accounting principles. The balance sheets and the related schedules and notes fairly present the financial condition of the Company as at the respective dates thereof and there are no undisclosed material liabilities since March 31, 1998, other than those incurred in the ordinary course; and the net income and stockholders' equity statements and the related schedules and notes fairly present the results of the operations of the Company for the respective periods indicated.

               There has been no material adverse change in the condition, financial or other, of the Company and its Significant Subsidiaries, on a consolidated basis, since March 31, 1998.

               5.C Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries before any court, arbitrator or administrative or governmental body that (i) seeks to enjoin or otherwise prevent the issuance of the Preferred Stock or the Warrants or the consummation of the sale of stock or warrants contemplated hereby or (ii) materially and adversely affects, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or condition of the Company and its consolidated Significant Subsidiaries taken as a whole. Neither the Company nor any Significant Subsidiary is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business, property, assets or financial position of the Company and its consolidated Significant Subsidiaries taken as a whole.

               5.D No Defaults. Neither the Company nor any of its Significant Subsidiaries is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ, or injunction applicable to it, such that such violations and defaults in the aggregate could reasonably be expected to result in any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Significant Subsidiaries taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under this Agreement.

               5.E Taxes. The Company and each of its Significant Subsidiaries have timely filed (or caused to be filed) all Tax Returns which are required to be filed by (or with respect to) it on or before the date hereof and have paid all Taxes due on or before the date hereof whether or not reflected on such returns, including pursuant to any assessment received by the Company or any Significant Subsidiary consolidated with the Company for Tax reporting purposes. All such Tax Returns were true, correct and complete in all material respects. None of such Tax Returns has been audited by the relevant taxing authority, and no taxing authority has notified (or threatened) the Company or any Significant Subsidiary, orally or in writing, that such taxing authority will or may audit any such return. The Company and each of its Significant Subsidiaries have complied with all requirements of the Code, the Treasury Regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to the Company or such Significant Subsidiary, and the Company, and each Significant Subsidiary thereof, have, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to the Company or such Significant Subsidiary. The charges, accruals and reserves on the books of the Company and its Significant Subsidiaries in respect of Taxes or other governmental charges are adequate to cover any liability of the Company and each Significant Subsidiary thereof for Taxes through the date hereof. There are no liens for Taxes with respect to any asset of the Company or any Significant Subsidiary thereof, except for liens with respect to Taxes that are not yet due and payable. No taxing authority in a jurisdiction where the Company or any Significant Subsidiary thereof, as the case may be, does not file tax returns has made a claim, assertion or threat that the Company or any such Significant Subsidiary is or may be subject to taxation in such jurisdiction.

               5.F Title, Liens. Except as set forth in Exhibit V-F, the Company has, and each of its Significant Subsidiaries has, good and marketable title, free and clear of all Liens, to its respective properties and assets reflected in the consolidated balance sheet of the Company and its consolidated Significant Subsidiaries as at March 31, 1998 (other than properties and assets disposed of in the ordinary course of business).

               5.G Burdensome and Conflicting Agreements and Charter Provisions. Neither the execution nor delivery of this Agreement and the Registration Rights Agreement by the

Company, nor the offering, issuance and sale of the Preferred Stock and the Warrants by the Company, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Registration Rights Agreement, the Preferred Stock or the Warrants by the Company, nor the issuance by the Company of shares of Common Stock upon conversion of the Preferred Stock as provided in the Certificate of Designation or upon exercise of the Warrants, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Significant Subsidiary, or require any consent, approval or other action by, or notice to, or filing with, any court or administrative or governmental body or any other Person or pursuant to the Certificate of Incorporation or By-laws of the Company or any Significant Subsidiary, any award of any arbitrator or any material agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation any of which are material to which the Company or any Significant Subsidiary is subject, except for such approvals as may be required in connection with fulfillment of, or compliance with, the Registration Rights Agreements and the approvals identified on Exhibit V-G, which shall have been obtained by the Closing Date. The approval of the stockholders of the Company is not required pursuant to the rules of Nasdaq in connection with the transactions contemplated by this Agreement.

               5.H Leases. The Company and each of its Significant Subsidiaries enjoys peaceful and undisturbed possession of all leases material to the Company or any of its Significant Subsidiaries and necessary for the operation of its respective properties and assets, none of which contains any non-market, unusually burdensome provisions which materially or adversely affects or impairs the operation of such properties or assets. All such leases are valid and subsisting and are in full force and effect.

               5.I Intellectual Property. (a) The Company exclusively owns or possesses the requisite licenses or rights (on reasonable commercial terms) to use all trades secrets, trademarks, service marks, service names, trade names, copyrights and other intellectual property rights necessary to enable it to conduct its business as now operated (and, except as set forth in Exhibit V-I hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future) (collectively, the "Company IP"), and Exhibit V-I sets forth a full and complete list of all such rights; there is no claim or action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened, which challenges the right of the Company or of a Significant Subsidiary with respect to any Company IP; to the Company's knowledge, the Company's or its Significant Subsidiaries' current and intended products and services do not infringe on any licenses, trademarks, service marks, service names, trade names, copyrights or other rights held by any Person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing.

                   (b) Except as set forth in Exhibit V-I, no proceedings or claims in which the Company alleges that any Person is infringing upon, or otherwise violating, any Company IP are pending, and none have been served by, instituted or asserted by the Company, nor are any proceedings threatened alleging any such violation or infringement.

                   (c) To the extent determined appropriate by the Company, the Company has taken and will take all commercially reasonable actions which are necessary or advisable in order to fully protect the Company IP, and the Company will take all actions which are necessary or advisable in order to acquire intellectual property rights, in each case in a manner consistent with prudent commercial practice in the hotel business.

               5.J Offering of Preferred Stock. Neither the Company, Donaldson, Lufkin & Jenrette nor Schroder & Co., Inc. (the only agents authorized to act on the Company's behalf) has, directly or indirectly, offered the Preferred Stock or Warrants or any security of the Company similar to either of them for sale to, or solicited any offers to buy the Preferred Stock or Warrants or any security of the Company similar to either of them from, or otherwise approached or negotiated with respect thereto with, more than 150 Persons including the Purchasers (all of which Persons are "accredited investors" within the meaning of Regulation D promulgated under the Securities Act), and neither the Company nor any agent acting on the Company's behalf has taken or will take any action which would subject the issuance or sale of the Preferred Stock or Warrants to the provisions of Section 5 of the Securities Act. The Company has filed all notices, or satisfied all registration or qualification requirements of any state securities or Blue Sky law of any applicable jurisdiction with respect to the offer, issuance and sale of the Preferred Stock and the Warrants.

               5.K Broker's or Finder's Commissions. Other than the fee payable to Donaldson, Lufkin & Jenrette and Schroder & Co., Inc. (which will be paid by the Company) no broker's or finder's or placement fee or commission will be payable with respect to the issuance of the Preferred Stock or Warrants or the sale of stock and warrants contemplated hereby as a result of any act or omission by the Company, and the Company will hold the Purchasers harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with the issuance of the Preferred Stock or Warrants or such sale of stock and warrants.

               5.L Application of Proceeds. The net proceeds of the sale of the Preferred Stock and Warrants will be used by the Company to finance the Company's hotel development strategy and for general corporate purposes, including the repayment, under certain circumstances, of outstanding debt.

               5.M Disclosure. Neither this Agreement nor any other document, certificate or statement prepared by or on behalf of the Company by its authorized representatives or agents and furnished to or made available to the Purchasers in writing by or on behalf of the Company by its authorized representatives or agents in connection herewith, together with publicly available information, including that filed with the Commission, considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which made, not misleading.

               5.N Capital Stock. Upon the Closing Date, the Company will have authorized 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock and will have issued 9,025,000 issued and outstanding shares of Common Stock, 42,000 shares of Preferred Stock and 65,000 shares of Series A Preferred Stock convertible into 11,263,158 shares of Common Stock (calculated based on a Conversion Price of $9.50 per share and subject to adjustment as provided in the Certificate of Designation and the Series A Certificate of Designation) and options for 752,800 shares of Common Stock. All of such outstanding shares have been validly issued and are fully paid and nonassessable. The Company has also authorized but has not issued options exercisable for 923,910 shares of Common Stock. The Company has reserved such number of shares of Common Stock for issuance pursuant to such instruments or agreements as are set forth in Exhibit V-N.

               Except as otherwise stated in this paragraph or in Exhibit V-N and except for shares reserved for issuance in connection with this Agreement, the Company has not granted or issued, or agreed to grant or issue, any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock of any class or any securities convertible into shares of its capital stock of any class or any stock appreciation rights. Except as described above, the Company has not and will not have taken any action after the date immediately preceding the date hereof and prior to the Closing Date which, (i) would require an adjustment to the Conversion Price (as defined in the Series A Certificate of Designation) of the Series A Preferred Stock or (ii) had the provisions of Exhibit A been in effect on and after such date and to and including the Closing Date, would have required an adjustment in the Conversion Price in accordance with the provisions of Exhibit A. No adjustment to the "Conversion Price" (as defined in the Series A Certificate of Designation) of the Series A Preferred Stock will be required as a result of the issuance of the Preferred Stock and the Warrants.

               5.O ERISA. (a) Exhibit V-O sets forth each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or any Significant Subsidiary for any present or former employees, officers or directors of the Company ("Company Personnel") or with respect to which the Company or any Significant Subsidiary has liability or makes or has an obligation to make contributions ("Employee Plans").

                   (b) The Company has provided the Purchasers with access to
(i) copies of all Employee Plans or, in the case of an unwritten plan, a written description thereof, (ii) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such Employee Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such Employee Plans which materially modify an existing summary plan description and distributed to Company Personnel, in each case under this subsection (iii), existing or in effect during or within the past five years.

                   (c) Except as set forth on Exhibit V-O, no Employee Plan entitles Company Personnel to (x) any pension benefit that is unfunded or (y) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intending to be qualified under Section 401(a) of the Code and listed on the Exhibit V-O, and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits).

                   (d) Each Employee Plan that is an employee welfare benefit plan under Section 3(l) of ERISA is either (x) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of
Section 419 of the Code or (y) is unfunded.

                   (e) Each Employee Plan by its terms and operation is in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

                   (f) There are no actions, suits or claims pending or threatened against any Employee Plan or administrator or fiduciary of any such Employee Plan (other than routine noncontested claims for benefits) nor, to Company's knowledge, does any set of circumstances exist which may reasonably give rise to such a claim. As to each Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Employee Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby.

                   (g) Neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c),
(m) or (o) of the Code has at any time (x) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan, (y) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or (z) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived.

                   (h) Each Employee Plan intended to be qualified under Section 401(a) of the Code and, if applicable, Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such Employee Plan is qualified under Section 401(a) and, if applicable, Section 401(k) of the Code and the related trust is exempt from tax under Section 501(a) and, to the knowledge of the Company, nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

                   (i) Neither the Company nor, to the best knowledge of the Company, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Plans (or their trusts), the Company, or any person who the Company has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. No "reportable event" (as such term is defined in Section 4043 of

ERISA) for which the notice requirement has not been waived by the Pension Benefit Guaranty Corporation has occurred or is expected to occur with respect to any Employee Plan and the Company will provide any Purchaser notice of any reportable events.

                   (j) Except as set forth on Exhibit V-O, the events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan.

               5.P Environmental. (a) Except as set forth on Exhibit V-P, the Company and the Subsidiaries comply, and the Company, the Subsidiaries and their respective predecessors at all times during their existence have complied, with all applicable Environmental Laws (as defined below).

                   (b) There is not now pending or, to the knowledge of the Company or any Significant Subsidiary, threatened, any action, claim, proceeding or investigation, nor has the Company, any Significant Subsidiary, or any of their respective predecessors received any notice, claim, demand letter or request for information at any time, alleging that the Company, any Significant Subsidiary, or any of their respective predecessors may be in violation of, or liable under, any Environmental Law, nor does there exist any basis for any such action, claim, proceeding or investigation.

                   (c) There are no Hazardous Substances (as defined below) located on any of the properties currently or formerly owned or operated by the Company, the Significant Subsidiaries or any of their respective predecessors (including soil, groundwater and surface features and buildings and structures thereon) (the "Properties"), and none of the Properties contain, or has contained, any underground improvements, including, but not limited to, treatment or storage tanks, sumps, water, gas or oil wells, or associated piping.

                   (d) The Company and each Significant Subsidiary does not have any contingent liability in connection with a Release (as defined below) or threatened Release of any Hazardous Substance at any location.

                   (e) To the knowledge of the Company and each Significant Subsidiary, there are no present or past Environmental Conditions (as defined below) in any way related to the Company, any Significant Subsidiary, or any of their respective predecessors which have, or may have, individually or in the aggregate, a material adverse effect with respect to any Property or the business or condition of the Company or the Significant Subsidiaries, taken as a whole.

                   (f) As used herein, "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, judgment, opinion, common law or binding equitable principle or agency requirement relating to pollution, contamination, wastes, hazardous material or the protection of the environment, human health or safety.

                   (g) As used herein, "Hazardous Substance" means any substance that is listed, classified under or regulated by any governmental authority pursuant to any Environmental Law, including, without limitation, any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

                   (h) As used herein, "Release" means any release, spill, emission, leaking, pumping, injection, deposit, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance.

                   (i) As used herein, "Environmental Condition" means the Release or threatened Release of any Hazardous Substance upon, under, in or about any of the Properties, or any other circumstance involving any Property or the Company, any Subsidiary, or any of their respective predecessors that could be expected to result in any claim, liability, costs or losses, or any restriction on the ownership, use or transfer of any Property pursuant to any Environmental Law.

               5.Q Insurance. The Company maintains and/or is covered by valid policies of workers' compensation insurance and of insurance with respect to its properties and business. The Company currently maintains in full force insurance covering the respective risks of the Company and its Significant Subsidiaries of such types and in such amounts, with such deductibles and with such insurance companies as are customary for other companies engaged in similar lines of business.

               5.R Transactions with Affiliates. Except as set forth on Exhibit IV-D, neither the Company nor any Subsidiary is directly or indirectly a party to or otherwise involved in any transaction including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate, and the Company has delivered to the Purchasers copies of all agreements and documents related to all transactions listed on
Exhibit IV-D.

               5.S Anti-Dilution Protection. Except as set forth in Exhibit 5.S or as set forth in the Series A Certificate of Designation, no holder of shares of Common Stock (or securities convertible into or exchangeable or exercisable for any of the foregoing) has any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such holder's percentage interest in the Company.

               5.T Registration Rights Agreements. Upon execution of the Registration Rights Agreement, the Company will not be a party to any agreement granting any registration rights to any Person other than the Registration Rights Agreement.

               5.U Commission Documents. The Company has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto (collectively, the "Commission

Documents"); and the Company has furnished the Purchaser copies of all Commission Documents, each as filed with the Commission, since November 1996. Each Commission Document when filed with the Commission was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form.

               5.V Projections. Prior to the date hereof, the Company and Donaldson, Lufkin & Jenrette delivered to the Purchasers financial projections relating to the Company and contained in that certain Private Placement Offering Memorandum dated as of April 1, 1998 (the "Projections"). In the opinion of management of the Company, the assumptions used in preparation of the Projections were reasonable when made and, except as set forth on Exhibit 5.V, continue to be reasonable as of the date hereof and as of the Closing Date. The Projections have been prepared in good faith and, except as set forth on Exhibit 5.V, the Projections give effect to the transactions contemplated by this Agreement.

               5.W Option Contracts. Exhibit 5.W-1 sets forth a list of all of the options or contracts (collectively, the "Option Contracts") for the purchase of hotel sites to which the Company or any Subsidiary is directly or indirectly a party. Assuming each was duly authorized, executed and delivered by the parties thereto, each such Option Contract is in full force and effect and, except as set forth on Exhibit 5.W-1, each such Option Contract conforms in all material respects to the form of Option Contract attached as Exhibit 5.W-2. Neither the Company, any Subsidiary nor any other party to the Option Contracts is in default with respect to any of its obligations under any such Option Contract and, except as set forth in Exhibit 5.W-1, each such Option Contract can be terminated by the Company or any Subsidiary without incurring any liability or suffering any loss or damage.

               5.X Hotel Properties. Exhibit 5.X sets forth a true, correct and complete list of each of the following (i) all of the hotel properties owned by the Company and the Subsidiaries, (ii) all hotel properties leased by the Company and the Subsidiaries, (iii) all hotels which are under development as of the date hereof and (iv) all hotel properties for which the Company or any Subsidiary is the contract vendee or optionee.

               5.Y Contracts. There is no contract, agreement or understanding required to be described in or filed as an exhibit to any Commission Documents that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Each such contract, agreement and understanding is valid and binding and is in full force and effect and enforceable in accordance with its terms (except as may be limited by equitable principles relating to enforceability), except in the case of such contracts, agreements or understandings which are by their terms no longer in force or effect. Except as set forth on Exhibit V-G, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement other than such notices, consents and approvals as have been obtained, and (ii) the Company and its Subsidiaries is not in violation of, breach of, or default under any such contract, agreement or understanding nor to the Company's knowledge is any other party to any such contract, agreement or understanding.

               5.Z Agreements with Stockholders. Exhibit V-Z lists all agreements, arrangements or understandings between the Company and one or more stockholders of the Company relating to the transfer of any class of securities of the Company (including, without limitation, tag-along rights, drag-along rights, rights of first offer or any similar rights or obligations) or voting of any class of securities of the Company, and the Company has delivered to the Purchasers copies of all agreements and documents relating thereto.


                                   ARTICLE VI.

                        REPRESENTATIONS OF THE PURCHASERS

               Each Purchaser represents and warrants as to itself only as follows:

               6.A Investment Purpose. Purchaser is purchasing the Preferred Stock and Warrants for Purchaser's own account for investment only and not with a view toward or in connection with the public sale or distribution thereof. Purchaser will not resell the Preferred Stock and Warrants or Restricted Securities except pursuant to sales that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and/or sales registered under the Securities Act and all applicable state securities laws. Purchaser understands that Purchaser may bear the economic risk of this investment indefinitely, unless the Restricted Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Company has no present intention of registering any Restricted Securities other than as contemplated by the Registration Rights Agreement.

               6.B Accredited Investor Status. Purchaser or its ultimate parent is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. By reason of its business and financial experience, sophistication and knowledge, Purchaser is capable of evaluating the risks and merits of the investment made pursuant to this Agreement.

               6.C Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Purchaser and are valid and binding agreements of Purchaser enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

               6.D Group. As of the date hereof, Purchaser has not formed or agreed to form nor, as of the Closing Date, does Purchaser intend to form, with the other Purchasers or other holders of the Company's securities a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) for the purpose of effecting a "Change of Control" as defined in the Certificate of Designation.

               6.E HSR Compliance. (i) As of the Closing Date, the person, as defined in Section 801.1(a)(1) of the Rules (the "Rules") promulgated under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (the "HSR Act"), 16 C.F.R.
Section 801.1(a)(1), within which such Purchaser is included, shall not have annual net sales or total assets of $10 million or more, as determined in accordance with the HSR Act and the Rules; or (ii) as a result of the purchase of the Preferred Stock and Warrants to be purchased by such Purchaser on the Closing Date as set forth on Schedule I hereto, as of the Closing Date, the person, as defined in Section 801.1(a)(1) of the Rules, within which such Purchaser is included, will not hold voting securities of the Company with a value in excess of $15 million, as determined in accordance with the HSR Act and the Rules.


                                  ARTICLE VII.

                            RESTRICTIONS ON TRANSFER

               7.A Applicability of Restrictions. In addition to any restrictions contained in this Agreement, any Restricted Securities or the Company's Certificate of Incorporation, the provisions of this Article VII shall apply to: (a) the transfer of any share of Preferred Stock and of the Warrants and (b) the transfer of any Restricted Security (each such transfer being herein called a "Restricted Action"); provided, however, that the transfer of any share of Preferred Stock, any Warrants or any Restricted Security to a partner, shareholder, equity holder or officer of any holder of Preferred Stock, Warrants or Restricted Security or to an entity controlled by or under common control with the transferor shall not be a Restricted Action. The holder of any Preferred Stock, Warrants or Restricted Security, by its acceptance thereof, agrees that, unless otherwise permitted hereunder, it will not take any Restricted Action prior to the delivery to the Company, if requested, of the opinion of counsel referred to in, and to the effect described in, clause (iii) of paragraph 7C, or until registration of the Restricted Securities under the Securities Act has become effective.

               7.B Restrictive Legends. Each Warrant, share of Preferred Stock and certificate for Restricted Securities and each certificate issued upon the transfer, exchange or conversion of any such Warrant, Preferred Stock or certificate for Restricted Securities (except as otherwise permitted by this Article VII), shall bear a legend in substantially the following form:

        The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and neither the securities nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption under such Act and the rules and regulations thereunder. The transfer of such securities is subject to the restrictions set forth in Article VII of that certain Securities Purchase Agreement, dated as of June 30, 1998 between Candlewood Hotel Company, Inc. and certain Purchasers, copies of which are available for inspection at the offices of Candlewood Hotel Company, Inc., and such securities may be transferred only in compliance with the terms and conditions of said Article VII of said Securities Purchase Agreement.

               7.C Notice of Proposed Transfer; Opinion of Counsel; Certain Restrictions. Each holder of any Warrants, shares of Preferred Stock or of any Restricted Securities, by its acceptance thereof, agrees that, except as otherwise expressly provided below in this paragraph 7C, prior to the taking of any Restricted Action, such holder will give written notice to the Company of such holder's intention to take such Restricted Action and to comply in all other respects with this paragraph 7C. Each such notice (i) shall describe the manner and circumstances of the proposed Restricted Action in sufficient detail to enable counsel to render the opinion referred to below, (ii) shall designate counsel for the holder giving such notice (who may be house counsel for such holder) and (iii) if requested by the Company, shall be promptly followed by an opinion of such counsel to the effect that the proposed Restricted Action may be effected without registration under the Securities Act or any applicable state securities or Blue Sky laws governing such Restricted Action. The Company will promptly effect any transfer of any shares of Preferred Stock, Warrants or Restricted Securities involved in such Restricted Action and either deliver new shares of Preferred Stock or certificates for Warrants or Restricted Securities bearing (or not bearing, if in the opinion of such counsel such legend is no longer required to insure compliance with the Securities Act) the legend set forth in paragraph 7B, or both, as the case may be; provided, however, that (x) each such transferee shall represent in writing that it is acquiring such Preferred Stock, Warrants or Restricted Security for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee) and (y) each such transferee shall agree in writing to be bound by all the restrictions on transfer of such Warrants, shares of Preferred Stock or Restricted Securities contained in this Article VII. The Company will pay the reasonable fees and disbursements of counsel (other than house counsel) for any holder of Warrants, shares of Preferred Stock or Restricted Securities in connection with any opinion requested and rendered pursuant to this paragraph 7C.

               7.D Termination of Restrictions. All restrictions imposed by this
Article VII upon the transferability of Warrants, Preferred Stock or Restricted Securities shall cease and terminate as to any particular Warrants, shares of Preferred Stock or Restricted Securities, (a) when the offer and sale of such securities shall have been effectively registered under the Securities Act and such securities disposed of in accordance with the registration statement covering such securities, or (b) when, in the reasonable opinion of counsel for the holder thereof or counsel for the Company, such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall terminate as to any Warrants, shares of Preferred Stock or Restricted Securities, the holder thereof shall be entitled to receive from the Company without expense a new certificate or certificates representing such securities not bearing the legend set forth in paragraph 7B hereof.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

               8.A Indemnification by Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees and partners (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), damages or other liabilities ("Losses") resulting from any breach of any representation or warranty, covenant or agreement of the Company in this Agreement or any legal, administrative or other actions (including actions brought by any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the Preferred Stock, the Warrants, the Registration Rights Agreement, the Stockholders Agreement, the transactions contemplated hereby, or any indemnified person's role therein or in the transactions contemplated hereby; provided, however, that the Company shall not be liable under this paragraph 8.A: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) with respect to Losses arising solely out of actions brought by one indemnified party against another or (c) to the extent that it is finally judicially determined that such Losses resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party or a breach of such Purchaser's representations in Article VI; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article VIII for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions; provided, further, that if an indemnified party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party.

               8.B Indemnification by the Purchasers. Each Purchaser agrees to indemnify and hold harmless the Company and its officers, directors, agents and employees (each a "Company Indemnified Party") to the fullest extent permitted by law from and against any and all Losses resulting from any breach of any representation or warranty of such Purchaser in this Agreement; provided, however, that no such Purchaser shall be liable under this paragraph 8.B to the extent that it is finally judicially determined that such Losses resulted primarily from the willful misconduct, bad faith or gross negligence of such Company Indemnified Party or a breach of the Company's representations in
Article V; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, such Purchaser shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of each Purchaser to indemnify for expenses as set forth above, each Purchaser further agrees to reimburse each Company Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Company Indemnified Party; provided, however, that in no event shall a Purchaser be required to pay fees and expenses under this Article VIII for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions; provided, further, that if a Company Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Company Indemnified Party. Notwithstanding anything to the contrary contained herein, in no event shall the maximum aggregate liability of each Purchaser under this Article VIII exceed an amount equal to the sum of (i) the Purchase Price paid by such Purchaser on the Closing Date plus (ii) the Second Purchase Price, if any, paid by such Purchaser on the Second Closing Date.

               8.C Notification. Each indemnified party under this Article VIII will, promptly (and in any event within twenty (20) days), after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under this Article VIII, notify the Company in writing of the commencement thereof. The failure of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such indemnified party other than pursuant to this Article VIII, except to the extent that such failure causes actual damage to the Company. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such indemnified party (obtained at the expense of the Company), (a) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such indemnified party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article VIII for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company shall not, without the consent of the indemnified party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or which requires action other than the payment of money by the Company. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, by separate agreement or otherwise.

               8.D Registration Rights Agreement. Notwithstanding anything to the contrary in this Article VIII, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

               8.E Survival of Provisions of Article VIII. The obligations of the Company under this Article VIII shall survive the transfer by any Purchaser and payment, conversion or exercise of any Preferred Stock or any Warrants and transfer by any Purchaser of any Common Stock issuable upon the conversion of any shares of Preferred Stock or exercise of any Warrants.


                                   ARTICLE IX.

                                  MISCELLANEOUS

               9.A Dividend Payments. The Company agrees that, so long as any Purchaser shall hold any Preferred Stock, the Company will make payments with respect thereto pursuant to the terms of the Certificate of Designation by wire transfer of immediately available funds for credit to such Purchaser's account set forth on Schedule I, or such other account in the United States of America as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any share of Preferred Stock with respect to the place of payment. The Company agrees to afford the benefits of this paragraph to any permitted transferee of any Preferred Stock purchased by any Purchaser hereunder.

               9.B Expenses. The Company agrees to pay, and save the Purchasers harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with (i) the negotiation and execution of this Agreement and the issuance of the Preferred Stock and Warrants, including all taxes (including any intangible personal property tax, together in each case with interest and penalties, if any, and also including any filing fees payable to any governmental authority, and any income tax payable by any Purchaser in respect of any reimbursement for any such tax or fee) which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition (but not the holding, ownership or transfer) of any Preferred Stock or Warrants issued under or pursuant to this Agreement or any Common Stock issuable upon conversion of any such Preferred Stock or exercise of any Warrants, (ii) the reasonable fees and expenses of Purchasers' special counsel in connection with this Agreement, any subsequent modification thereof or consent thereunder (including any proposed modification or consent, whether or not finalized) and (iii) the cost and expenses, including reasonable attorney's fees, incurred by the Purchasers in enforcing any of their rights hereunder, including, without limitation, costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph shall survive transfer by any Purchaser and payment or conversion of any Preferred Stock or exercise of any Warrants and transfer by any Purchaser of any Common Stock issuable upon the conversion of any shares thereof or exercise of any Warrants.

               9.C Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act given by the holder or holders of at least 66_% of the shares of Preferred Stock at the time outstanding, except that, without the written consent of the holder or holders of all the Preferred Stock at the time outstanding, no amendment to this Agreement shall affect the time or amount of any required payments, or adversely affect the conversion rights or preference rights, or reduce the percentage of the aggregate number of shares of the Preferred Stock required with respect to any consent or amendment. Any consideration given to any holder to obtain his consent under this Agreement or the Registration Rights Agreement or with respect to the Preferred Stock shall be given pro rata to all holders of shares of Preferred Stock whether or not they give consent. Each holder of any shares of Preferred Stock at the time or thereafter outstanding (or of shares of Common Stock entitled to any rights hereunder) shall be bound by any consent authorized by this paragraph, whether or not such shares of Preferred Stock shall have been marked to indicate such consent, but any shares of Preferred Stock issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any shares of Preferred Stock nor any delay in exercising any rights hereunder or under any shares of Preferred Stock shall operate as a waiver of any rights of any holder of such shares of Preferred Stock. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

               9.D Notices to Subsequent Holder. Except as otherwise provided herein, if any Warrants or shares of Preferred Stock shall have been transferred to another holder and such holder shall have designated in writing the address to which communications with respect to such Warrants or shares of Preferred Stock shall be mailed, all notices, certificates, requests, statements and other documents required to be delivered to the Purchaser by any provision hereof shall also be delivered to each such holder.

               9.E Survival of Representations, Warranties and Indemnities. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, the Preferred Stock and of the Warrants, regardless of any investigation made by any Purchaser or on such Purchaser's behalf.

               9.F Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

               9.G Notices. All notices and other communications provided for or given or made hereunder shall be effective upon receipt if delivered by hand or if delivered by first class mail, registered mail return receipt requested or overnight courier and, if to a Purchaser, at the address set forth on Schedule III, and if to the Company, at Candlewood Hotel Company, Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, Attention: Chief Financial Officer, or to such other address with respect to any party as such party shall notify the other in writing.

               9.H Accounting Terms. Unless otherwise set forth herein, all accounting terms and provisions in this Agreement shall be construed to be as determined in accordance with generally accepted accounting principles in the United States then in effect.

               9.I Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchasers, the determination of such satisfaction shall be made by the Purchasers in their reasonable judgment exercised in good faith.

               9.J Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. This Agreement may not be changed orally, but (subject to the provisions of paragraph 9C) only by an agreement in writing signed by the party against whom enforcement is sought.

               9.K Headings; Table of Contents. The descriptive headings of the several paragraphs of this Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Agreement.

               9.L Counterparts. This Agreement may be executed simultaneously in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

               9.M Non Business Days. If the date for making any payment or the last date for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Agreement.

               9.N Further Assurances. The Company shall from time to time and at all times hereafter make, do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

               9.O Integration. This Agreement, together with the exhibits hereto, the Stockholders Agreement and the Registration Rights Agreement embody the entire agreement by and among the parties hereto with respect to the matters set forth herein and supersede any and all previous agreements, whether oral or written on the same subject matter.

               9.P Termination. All of the provisions of this Agreement shall terminate (i) with respect to each Purchaser upon the exercise, conversion, redemption or liquidation of the Preferred Stock or Warrants held by such Purchaser, unless the Agreement specifies otherwise and (ii) with respect to all of the Purchasers upon the purchase or conversion of the Preferred Stock by the Company pursuant to clause (vi)(r) of the Certificate of Designation.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                             CANDLEWOOD HOTEL COMPANY, INC.


                             By:    /S/ JACK P. DEBOER
                                    -------------------------------------------
                             Name:  Jack P. DeBoer
                             Title: Chief Executive Officer

                             OLYMPUS GROWTH FUND II, L.P.

                             By:    OGP II, L.P., its General Partner

                                    By:    RSM, L.L.C., its General Partner

                                           By:    /S/ ROBERT S. MORRIS
                                                  -----------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member

                             OLYMPUS EXECUTIVE FUND, L.P.

                             By:    OEF II, L.P., its General Partner

                                    By:    RSM, L.L.C., its General Partner

                                           By:    /S/ ROBERT S. MORRIS
                                                  -----------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member

                             PRIVATE EQUITY INVESTORS III, L.P.

                             By:    Rohit M. Desai Associates III, LLC,
                                    General Partner

                                    By:    /S/ FRANK PADOS
                                           ------------------------------------
                                    Name:  Frank Pados
                                    Title: Attorney-In-Fact

                             EQUITY-LINKED INVESTORS-II

                             By:    Rohit Desai Associates III, General Partner

                                    By:    /S/ FRANK PADOS
                                           ------------------------------------
                                    Name:  Frank Pados
                                    Title: Attorney-In-Fact

                             DELAWARE STATE EMPLOYEES' RETIREMENT FUNDS

                             By:    Pecks Management Partners Ltd., its
                                    Investment Advisor

                                    By:    /S/ ROBERT CRESCI
                                           ------------------------------------
                                    Name:  Robert Cresci
                                    Title: Managing Director

                             DECLARATION OF TRUST FOR THE DEFINED BENEFIT PLAN OF ZENECA HOLDINGS INC.

                             By:    Pecks Management Partners Ltd., its
                                    Investment Advisor

                                    By:    /S/ ROBERT CRESCI
                                           ------------------------------------
                                    Name:  Robert Cresci
                                    Title: Managing Director

                             DECLARATION OF TRUST FOR THE DEFINED BENEFIT PLAN OF ICI AMERICAN HOLDINGS INC.

                             By:    Pecks Management Partners Ltd., its
                                    Investment Advisor

                                    By:    /S/ ROBERT CRESCI
                                           ------------------------------------
                                    Name:  Robert Cresci
                                    Title: Managing Director

                             J.W. McCONNELL FAMILY TRUST

                             By:    Pecks Management Partners Ltd., its
                                    Investment Advisor

                                    By:    /S/ ROBERT CRESCI
                                           ------------------------------------
                                    Name:  Robert Cresci
                                    Title: Managing Director

                             ADVANCE CAPITAL PARTNERS, L.P.

                             By:    Advance Capital Associates, L.P.

                                    By:    Advance Capital Management, LLC

                                           By:    /S/ ROBERT A. BERNSTEIN
                                                  -----------------------------
                                           Name:  Robert A. Bernstein
                                           Title: Principal

                             ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.

                             By:    Advance Capital Offshore Associates, LDC

                                    By:    Advance Capital Associates, L.P.

                                           By:    Advance Capital Management,
                                                  LLC

                                                  By:/S/ ROBERT A. BERNSTEIN
                                                         ----------------------
                                                  Name:  Robert A. Bernstein
                                                  Title: Principal

                             THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK


                             By:    /S/ SUZANNE E. WALTON
                                    -------------------------------------------
                             Name:  Suzanne E. Walton
                             Title: Managing Director

                             /S/ ROBERT BRODY
                             --------------------------------------------------
                             Robert Brody

                             /S/ STEVE KANTOR
                             --------------------------------------------------
                             Steve Kantor

                             /S/ CHARLES RUCK
                             --------------------------------------------------
                             Charles Ruck